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                                                                    EXHIBIT 99.1


                  GROUP 1 AUTOMOTIVE TO ACQUIRE DEALERSHIPS IN
                           TEXAS, OKLAHOMA AND GEORGIA

                      NEW WEST TEXAS PLATFORM ESTABLISHED;
          ATLANTA, ALBUQUERQUE, BEAUMONT, OKLAHOMA OPERATIONS EXPANDED;
               COMPANY'S ANNUAL REVENUE RUN RATE OVER $2.2 BILLION


HOUSTON, JANUARY 26, 1999--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a leading operator and consolidator in the automotive retailing industry, announced today that it has agreed to acquire dealerships with aggregate revenues of $445 million. These acquisitions include 16 dealership franchises in seven markets and, upon completion, will bring Group 1's annualized revenue run rate to over $2.2 billion, representing over 92,000 retail car and truck sales.

According to the company, the total consideration for the five transactions is approximately $59 million in cash and 750,000 shares of Group 1 common stock. The acquisitions are subject to customary closing conditions, including approval of various manufacturers, government agencies and the completion of due diligence. Group 1 expects to close the transactions before the end of the second quarter of 1999.

WEST TEXAS PLATFORM ESTABLISHED
Gene Messer Automotive Group, with operations in Lubbock, Texas, Amarillo, Texas, and Rockwall, Texas, will become Group 1's West Texas platform. The Messer Group, with revenues of approximately $270 million, consists of three Ford dealerships, as well as Toyota, Mitsubishi, Cadillac, Jeep and Volkswagen franchises. Greg Wessels, chief operating officer, who has been with the Messer organization for over 20 years, will execute a long-term employment contract and his management team will continue to operate the dealerships.

"Our new platform gives us a strong market position with premier franchises in the West Texas market, and expands our presence in the Dallas market with the addition of Rockwall Ford," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "The Messer Group is our fifth platform addition since our initial public offering in November 1997."

ALBUQUERQUE, ATLANTA, BEAUMONT, OKLAHOMA OPERATIONS ENHANCED
Sunshine Pontiac, Buick and GMC, located in Albuquerque, N.M., will be added to Group 1's Johns platform. Sunshine has approximately $40 million in revenues. Rick Matthews, Sunshine's general manager, will sign a long-term employment contract and his management team will continue to operate the dealership.

Group 1's Carroll platform in Atlanta will be augmented by the addition of Tidwell Ford in Cobb county, a fast-growing part of northern Atlanta. Tidwell revenues are approximately $75 million. Tidwell Ford's market is contiguous with Group 1's current Atlanta Ford dealership, Perimeter Ford. Jim Tidwell will sign a long-term employment contract and his management team will continue to operate the dealership.

South Pointe Chevrolet in Tulsa, Okla., is Group 1's first dealership in that city. South Pointe, with revenues of $55 million, will become part of the Howard Group and serve as a base to create a Tulsa platform.

Group 1 also announced that it has expanded its Beaumont, Texas, operation by acquiring Cadillac and Pontiac franchises and agreeing to exchange the company's Lincoln-Mercury dealership for a BMW dealership. Upon completion of this transaction, the company will operate 12 dealership franchises in its Beaumont auto mall.

"These eight dealership franchises represent 'tuck-in' acquisitions, an important part of our consolidation strategy," Hollingsworth said. "They will augment our current platforms in existing markets and will allow us to realize further economies of scale and deliver additional operating leverage."

Group 1 is a leading operator and consolidator in the highly fragmented automotive retailing industry. Upon completion of all announced acquisitions, Group 1 will own 71 dealership franchises comprised of 23 different brands, and 16 collision service centers located in Texas, Oklahoma, New Mexico, Colorado, Florida and Georgia. Through its dealerships the company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and arranges related financing, insurance and vehicle service contracts.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are subject to known and unknown risks, uncertainties or other factors not under Group 1's control that may cause the actual results, performance or achievements of Group 1 to be materially different from the results, performance or other expectations implied by these forward-looking statements. Some of these risks, uncertainties and other factors include those disclosed in Group 1's filings with the Securities and Exchange Commission.